Exhibit 10.2

April 21, 2005

Mark R. Sullivan
432 Oldershaw Avenue
Moorestown, NJ 08057

Dear Mark:

On behalf of MedQuist Inc. (the “Company”), this Agreement describes your severance benefits should your employment with the Company terminate pursuant to the conditions set out below.  For purposes of this Agreement, you are referred to as the “Employee.”

1.             Employment At-Will.  Nothing contained in this Agreement is intended to create an employment relationship whereby Employee will be employed other than as an “at-will” employee.  Employee’s employment by the Company may be terminated by Employee or the Company at any time.

2.             Severance Payments.  Employee’s employment by the Company may be terminated at any time.  Upon termination, Employee will be entitled to the payment of accrued and unpaid salary through the date of such termination.  All salary, commissions and benefits will cease at the time of such termination, subject to the terms of any benefit plans then in force or enforceable under applicable law and applicable to Employee, and the Company will have no further liability or obligation hereunder by reason of such termination; provided, however, that if Employee’s employment is terminated by the Company without Cause, Employee will be entitled to continued payment of his base salary (at the rate in effect upon termination), subject to applicable federal, state, and local income tax deductions, for a period of 12 months to be paid in accordance with the Company’s normal payroll process.  Notwithstanding the foregoing, no amount will be paid or benefit provided under this paragraph unless and until (x) Employee executes and delivers a general release of claims against the Company and its subsidiaries in a form prescribed by the Company, which will include, among other things, non-competition and non-solicitation obligations for the duration of the severance period, and (y) such release becomes irrevocable.  Any severance pay or benefits provided under this paragraph will be in lieu of, not in addition to, any other severance arrangement maintained by the Company.  No severance benefits will be paid in the event that Employee resigns his employment with the Company; provided, however, that Employee will be paid severance benefits if he tenders his written resignation within 30 days following a substantial and material diminution of his duties or a reduction in his base salary in excess of ten percent, which diminution or reduction is not cured by the Company within 10 days of receiving Employee’s written resignation.

3.             Termination for Cause.  For purposes of this Agreement, “Cause” means the occurrence of any of the following:  (1) Employee’s refusal, willful failure or inability to perform (other than due to illness or disability) his employment duties or to follow the lawful directives of his superiors; (2) misconduct or gross negligence by Employee in the course of employment; (3) conduct of Employee involving any type of disloyalty to the Company or its subsidiaries, including, without limitation: fraud, embezzlement, theft or dishonesty in the course of employment; (4) a conviction of or the entry of a plea of guilty or nolo contendere to a crime involving moral turpitude or that otherwise could reasonably be expected to have an adverse effect on the operations, condition or reputation of the Company, (5) a material breach by Employee of any agreement with or fiduciary duty owed to the Company; or (6) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.  No severance benefits will be paid in the event that the Company terminates the Employee for Cause.

4.             Entire Agreement; Amendment.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

5.             Governing Law.  This Agreement shall be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

To acknowledge your agreement to and acceptance of the terms and conditions of this Agreement, please sign below in the space provided within 5 days of the date of this Agreement and return a singed copy to my attention.  If the Agreement is not signed and returned within 5 days, the terms and conditions of this Agreement will be deemed withdrawn.

Sincerely,

MEDQUIST INC.

By:

Accepted and Agreed:

Mark Sullivan